UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

ReWalk Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	001-36612	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hatnufa St., Floor 6, Yokneam Ilit, Israel		2069203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                        +972.4.959.0123

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

ReWalk Robotics Ltd. (the “Company”) entered into an agreement and release (the “Separation Agreement”), dated January 24, 2017, between John Hamilton, Vice President, Regulatory and the Company, pursuant to which Mr. Hamilton will step down as an executive officer and employee effective January 31, 2017. After January 31, 2017, Mr. Hamilton will serve as an outside consultant, pursuant to a consultant agreement (the “Consultant Agreement”), dated January 30, 2017, between Mr. Hamilton and the Company. The Separation Agreement provides Mr. Hamilton the option to retain health and dental insurance under COBRA or to enroll in health insurance coverage through an exchange under the Patient Protection and Affordable Care Act of 2010, with the Company agreeing to reimburse him for all premiums through December 31, 2017. Any benefits provided in the Separation Agreement are subject to the indemnification and release of the Company and certain of its affiliates with respect to claims related to Mr. Hamilton’s employment and reasonable and customary covenants, including confidentiality and non-disparagement provisions binding Mr. Hamilton. Under the Consultant Agreement, Mr. Hamilton must use his best efforts to perform the consulting services and may receive both flat-rate fees and fees commensurate to certain pre-established performance levels. Mr. Hamilton waives any severance benefits afforded to him in his employment agreement, dated June 18, 2012.

Pursuant to the terms of the relevant equity incentive plans and Mr. Hamilton’s previously disclosed equity awards, any unvested restricted stock units and stock options as of January 31, 2017 will continue to vest until the earlier of the date that Mr. Hamilton is no longer acting as a consultant under the Consultant Agreement or the awards otherwise terminate by their terms. Additionally, any exercisable stock options as of January 31, 2017 will remain exercisable pursuant to their terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ReWalk Robotics Ltd.

By:	/s/ Kevin Hershberger
Name: Title:	Kevin Hershberger Chief Financial Officer

Dated: January 30, 2017